Exhibit 34.22

Report of Independent Registered Public Accounting Firm

Grant Thornton LLP 1717 Main Street, Suite 1800 Dallas, TX 75201-4667 T 214.561.2300 F 214.561.2370 GrantThornton.com linkd.in/GrantThorntonUS twitter.com/GrantThorntonUS

Board of Directors and Shareholders

Situs Holdings LLC

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria (“Management’s Assertion”), that Situs Holdings, LLC (the “Company”) complied with servicing criteria set forth in 1117, 1119, and Items 1122(d)(3)(i) and 1122(d)(4)(vii) of the U.S. Securities and Exchange Commission’s Regulation AB included in Appendix A as of December 31, 2014 and for the period January 1, 2014 through December 31, 2014, with respect to the Company’s Operating or Trust Advisor Services performed over the deals listed in Appendix B (the “Platform”). Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Services and performing such other procedures as we considered necessary in the circumstances. Our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s activities with respect to the Platform during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that Situs Holdings, LLC complied with the aforementioned minimum servicing standards as of December 31, 2014 and for the period January 1, 2014 through December 31, 2014, for the Services is fairly stated, in all material respects.

Dallas, Texas

February 27, 2015

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

Situs Holdings, LLC 2 Embarcadero Center, Suite 1300 San Francisco, CA 94111 Phone: 415.374.2820 Fax: 415.374.2704 www.situs.com

APPENDIX A

SERVICING CRITERIA
Reference	Criteria
Item 1117	Describe briefly any legal proceedings pending against the sponsor, depositor, trustee, issuing entity, servicer contemplated by Item 1108(a)(3) of this Regulation AB, originator contemplated by Item 1110(b) of this Regulation AB, or other party contemplated by Item 1100(d)(1) of this Regulation AB, or of which any property of the foregoing is the subject, that is material to security holders. Include similar information as to any such proceedings known to be contemplated by governmental authorities.

Item 1119

(a) Describe if so, and how, the sponsor, depositor or issuing entity is an affiliate (as defined in §230.405 of this chapter) of any of the following parties as well as, to the extent known and material, if so, and how, any of the following parties are affiliates of any of the other following parties:

(1) Servicer contemplated by Item 1108(a)(3) of this Regulation AB.

(2) Trustee.

(3) Originator contemplated by Item 1110 of this Regulation AB.

(4) Significant obligor contemplated by Item 1112 of this Regulation AB.

(5) Enhancement or support provider contemplated by Items 1114 or 1115 of this Regulation AB.

(6) Any other material parties related to the asset-backed securities contemplated by Item 1100(d)(1) of this Regulation AB.

(b) Describe whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party, apart from the asset-backed securities transaction, between the sponsor, depositor or issuing entity and any of the parties in paragraphs (a)(1) through (a)(6) of this section, or any affiliates of such parties, that currently exists or that existed during the past two years and that is material to an investor’s understanding of the asset-backed securities.

Item 1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements; (C) Are filed with the Commission as required by its rules and regulations; and (D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

Item 1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

Situs Holdings, LLC 2 Embarcadero Center, Suite 1300 San Francisco, CA 94111 Phone: 415.374.2820 Fax: 415.374.2704 www.situs.com

APPENDIX B

Operating or Trust Advisor CMBS Transactions
Deal Name	Servicing Agreement Date
CGBAM 2013-BREH	07/09/13
CGCMT 2012-GC8	09/01/12
CGCMT 2013-GC15	09/01/13
CGCMT 2014-GC19	03/01/14
COMM 2012-CCRE3	10/01/12
COMM 2013-CCRE13	12/01/13
COMM 2014-CCRE18	06/01/14
COMM 2014-LC15	03/01/14
COMM 2014-UBS5	09/01/14
GSMS 2012-GCJ7	06/01/12
GSMS 2013-GCJ12	05/01/13
GSMS 2013-GCJ16	11/01/13
GSMS 2014-GC24	09/01/14
MSBAM 2012-C5	07/01/12
MSBAM 2012-C6	10/01/12
MSBAM 2013-C7	01/01/13
MSBAM 2013-C8	02/01/13
MSBAM 2013-C11	08/01/13
MSBAM 2013-C13	12/01/13
MSBAM 2014-C15	04/01/14
MSBAM 2014-C16	06/01/14
Northstar 2012-1	11/20/12
UBSBB 2013-C5	02/01/13
WFCM 2014-LC16	06/01/14

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

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